Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2024, Brookfield Asset Management Ltd. (the “BAM”) had the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of class	Trading symbol	Name of exchange on which registered
Class A Limited Voting Shares	BAM	New York Stock Exchange

MEMORANDUM AND ARTICLES OF ASSOCIATION

BAM is authorized to issue an unlimited number of class A preference shares (“Class A Preference Shares”), an unlimited number of class A limited voting shares (“Class A Shares”) and 21,280 class B limited voting shares (“Class B Shares”).

The following is a summary of certain provisions attaching to or affecting the Class A Shares and Class B Shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of the notice of articles and articles of BAM (the “Articles”).

Class A Shares and Class B Shares

The attributes of the Class A Shares and the Class B Shares are substantially equivalent, except for the differing voting rights attached to the two classes of shares.

Priority

Subject to the prior rights of the holders of the Class A Preference Shares and any other senior-ranking shares outstanding from time to time, holders of Class A Shares and Class B Shares rank on a parity with each other with respect to the payment of dividends (if, as and when declared by the board of directors of BAM(the “Board”)) and the return of capital on the liquidation, dissolution or winding up of BAM or any other distribution of the assets of BAM among its shareholders for the purpose of winding up its affairs.

Voting Rights

Except as set out below under “Election of Directors”, each holder of Class A Shares and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of BAM’s shareholders, other than meetings at which holders of only a specified class or series may vote, and is entitled to cast one vote per share. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors), must be approved: by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class A Shares who vote in respect of the resolution or special resolution, as the case may be; and by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class B Shares who vote in respect of the resolution or special resolution, as the case may be. On any matters for BAM that require shareholder approval, approval must be obtained from the holders of the Class A Shares and the holder of the Class B Shares, in each case voting separately as a class. In the event that holders of Class A Shares vote for a resolution and the holder of Class B Shares votes against, or vice versa, such resolution would not receive the requisite approval and would therefore not be passed.

Election of Directors

As of December 31, 2024, in the election of directors, holders of Class A Shares are entitled to elect one-half of the Board and holders of Class B Shares are entitled to elect the other one-half of the Board.

On February 4, 2025, following the completion of a plan of arrangement (the “Arrangement”) between BAM and Brookfield Corporation (“BN”), the Articles were amended to provide that, at any time that: (a) BN (or its successor) and its subsidiaries beneficially own a number of Class A Shares that exceeds 50% of the aggregate number of all the issued and outstanding Class A Shares and Class B Shares as of the record date for any meeting of shareholders, holders of Class A Shares and holders of Class B Shares will vote together as a single class in the election of the Board at such meeting of shareholders; or (b) BN (or its successor) and its subsidiaries beneficially own a number of Class A Shares that is not less than 20% but does not exceed 50% of the sum of all the issued and outstanding Class A Shares and Class B Shares as of the record date for any meeting of shareholders: (i) BN (or its successor) will be entitled to elect one of the directors who would otherwise be elected by other holders of the Class A Shares at such meeting of shareholders; (ii) holders of Class A Shares, including BN (or its successor) solely in respect of any Class A Shares that it and its subsidiaries beneficially own in number that exceeds 20% of the sum of all the issued and outstanding Class A Shares and Class B Shares, will be entitled to elect one-half of the Board less such number of directors to be elected by BN (or its successor) under (i) above at such meeting of shareholders; and (iii) holders of Class B Shares will be entitled to elect the other one-half of the Board at such meeting of shareholders.

The Articles provide that each holder of shares of a class or series of shares of BAM entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favour of one candidate or distribute such votes among its candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have divided the holder’s votes equally among the candidates for whom the holder voted.

The Articles provide that decisions of the directors are to be decided by a majority of votes and do not contain processes or procedures, such as a casting vote, to break a decision-making deadlock at the Board.

Other Provisions

On December 9, 2022, BAM, BAM Partners Trust (the “Partnership”) and Computershare Trust Company of Canada entered into a trust agreement relating to the Class B Shares (the “2022 Trust Agreement”). The 2022 Trust Agreement provides, among other things, that the Partnership will not sell any Class B Shares, directly or indirectly, pursuant to a takeover bid at a price per share in excess of 115% of the market price of the Class A Shares or as part of a transaction involving purchases made from more than five persons or companies in the aggregate, unless a concurrent offer is made to all holders of Class A Shares. The 2022 Trust Agreement also provides that the concurrent offer must be: (i) for the same percentage of Class A Shares as the percentage of Class B Shares offered to be purchased from the Partnership; (ii) at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Shares; and (iii) on the same terms in all material respects as the offer for the Class B Shares.

These provisions in the 2022 Trust Agreement also apply to any transaction that would be deemed an indirect offer for the Class B Shares under applicable takeover bid legislation in Canada. Additionally, the Partnership agrees to prevent any person or company from carrying out a direct or indirect sale of Class B Shares in contravention of the 2022 Trust Agreement.

Charter Documents

Under the Business Corporations Act (British Columbia) (“BCBCA”), a company’s charter documents consist of a “notice of articles”, which set forth, among other things, the name of the company, the amount and type of authorized capital and whether any special rights and restrictions are attached to each class or series thereof, and certain information about the directors of the company, and the “articles”, which govern the management of the company’s affairs and set forth the special rights and restrictions attached to each authorized class or series of shares. The notice of articles is filed with the BC Registrar, while articles are filed only with the company’s records office.

Shareholder Resolution Approvals

Under the BCBCA, generally the vote of shareholders required to pass resolutions approving matters is a simple majority of votes cast at a meeting. However, fundamental changes generally require a resolution passed by a special majority of the votes cast by shareholders entitled to vote on the resolutions (i.e., two-third of the votes cast, unless a greater majority of up to three-quarters is required by the articles), unless the BCBCA or the articles require a different type of resolution to make such change. Accordingly, certain alterations to a British Columbia company, such as a name change or certain changes in its authorized share structure, can be approved by a different type of resolution where specified in the articles, subject always to the requirement that a right or special right attached to issued shares must not be prejudiced or interfered with under the BCBCA or under the notice of articles or articles unless the shareholders holding shares of a class or series of shares to which such right or special right is attached consent by a special separate resolution of those shareholders.

The Articles provide that directors are elected by ordinary resolution (defined as a majority of the votes cast) and that alterations to BAM’s authorized share structure requires approval of the shareholders by special resolution (defined as two-thirds of the votes cast), other than in the case of alterations to subdivide or consolidate all or any of BAM’s unissued, or fully paid issued, shares or alter the identifying name of any of its shares, which require approval by resolution of the directors. The Articles provide that the name of the company may be changed by resolution of the directors. The Articles also provide that directors may be removed by special resolution. The Articles provide that each holder of Class A Shares and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of BAM’s shareholders, other than meetings at which holders of only a specified class or series may vote, and is entitled to cast one vote per share. Subject to applicable law and in addition to any other required shareholder approvals, all matters to be approved by shareholders (other than the election of directors), must be approved: by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class A Shares who vote in respect of the resolution or special resolution, as the case may be; and by a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2⁄3%, of the votes cast by holders of Class B Shares who vote in respect of the resolution or special resolution, as the case may be. In the election of directors, holders of Class A Shares are entitled to elect one-half of the Board and holders of Class B Shares are entitled to elect the other one-half of the Board. Further, the Articles provide for cumulative voting for the election of directors. See “Cumulative Voting”.

Shareholder Rights to Requisition Meetings

The BCBCA provides that one or more shareholders of a company holding not less than 5% of the issued voting shares of the company may give notice to the directors requiring them to call and hold a general meeting within four months.

Shareholder Proposals

Under the BCBCA, a proposal may only be submitted by qualified shareholders, which means an owner (whether registered or beneficial) of shares that carry a right to vote at a general meeting who has been such a shareholder for an uninterrupted period of at least two years before the date of signing the proposal, provided that such shareholder has not, within two years before the date of the signing of the proposal, failed to present, in person or by proxy, at any annual general meeting, an earlier proposal submitted by such shareholder in respect of which the company complied with its obligations under the BCBCA, and provided such shareholder either (i) holds at least one percent (1%) of issued shares of the company that carry the right to vote at a general meeting, or (ii) holds shares of the company that have a fair market value in excess of C$2,000 in the aggregate.

Shareholder Action by Written Consent

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution.

Inspection Rights

Under the BCBCA, directors and shareholders may, without charge, inspect certain of a company’s records. Former shareholders and directors may also inspect certain of the company’s records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Public companies must allow all persons to inspect certain records of the company free of charge. The Articles prohibit shareholders from inspecting or obtaining any accounting records of the company, unless the directors determine otherwise, or unless otherwise determined by ordinary resolution.

Dividends and Repurchases of Shares

Under the BCBCA, a company may not declare or pay dividends or purchase or redeem its shares if there are reasonable grounds for believing that the company is insolvent, or the action would render the company insolvent. Insolvent is defined to mean that a company is unable to pay its debts as they become due in the ordinary course of business. The BCBCA does not impose a net asset insolvency test for these purposes.

Authority to Issue Shares

Under the BCBCA, a company’s notice of articles must set out the name and kind of each class or series of shares and, for each class or series, the maximum number of shares of that class or series that the company is authorized to issue. The company’s articles must set out, in respect of each class and series of shares, any special rights and restrictions in respect of those shares. Following completion of the Arrangement, BAM’s authorized share capital consists of: (i) an unlimited number of Class A Preference Shares; (ii) an unlimited number of Class A Shares; and (iii) 21,280 Class B Shares. The special rights and restrictions in respect of these shares is set out in the Articles.

Removal of Directors

Under the BCBCA, the shareholders of a company may remove one or more directors by a special resolution or, if the articles provide that a director may be removed by a resolution of the shareholders entitled to vote at general meetings passed by less than a special majority or may be removed by some other method, by the resolution or method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate resolution of those shareholders passed by a majority of votes that is less than the majority of votes required to pass a special separate resolution or may be removed by some other method, by the resolution or method specified in the articles. Under the Articles, directors may be removed by special resolution and in that event the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy. The Articles also provide that the directors may remove any director before the expiration of his or her term if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director.

Cumulative Voting

The BCBCA does not contemplate cumulative voting. However, the Articles provide for cumulative voting for the election of directors. Each holder of shares of a class or series of shares of BAM entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favor of one candidate or distribute such votes among the candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have distributed the holder’s votes equally among the candidates for whom the holder voted.

Vacancies on the Board of Directors

Under the BCBCA, if a company’s articles so provide, the directors may appoint one or more additional directors, provided that the number of additional directors so appointed may not exceed one-third of the number of the current directors who were elected or appointed (excluding any such additional directors). Where a quorum of directors exists, the remaining directors are generally entitled to fill a casual vacancy on the board. The Articles do not provide directors with the right to appoint additional directors. Vacancies on the Board may be filled by the directors.

Shareholder Suits

Under the BCBCA, a complainant may, with judicial leave, bring an action in the name and on behalf of the company or any of its subsidiaries or intervene in an action to which a company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company or subsidiary. These rights only extend to shareholders (in connection with a derivative action, the term “shareholder” includes beneficial shareholders and any other person who the court considers to be an appropriate person to make such an application) and directors.

Oppression Remedy

Under the BCBCA, a shareholder may apply to court for an order on the grounds that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant, or that act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant. The oppression remedy is only available to shareholders (although in connection with an oppression action, the term “shareholder” includes beneficial shareholders and any other person who the court considers to be an appropriate person to make such an application). The shareholder can complain only of oppressive conduct of the company. Pursuant to the BCBCA, the applicant must bring the application in a timely manner. The court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. Under the BCBCA, the court may make such order as it sees fit, including an order to prohibit any act proposed by the company. Under the BCBCA, if there are reasonable grounds for believing that the company is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the company must make as much of the payment as possible and pay the balance when the company is able to do so.

Investigation/Appointment of Inspectors

Under the BCBCA, a company may by special resolution, appoint an inspector to conduct an investigation of the affairs and management of the company and to report in the manner and to the persons the resolution directs. Shareholders holding, in the aggregate, at least 20% of the issued shares of a company may apply to the court for the appointment of an inspector. The court must consider whether there are reasonable grounds for believing that (i) the affairs of the company are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive or unfairly prejudicial to one or more shareholders; (ii) the business of the company is being or has been carried on with intent to defraud any person; (iii) the company was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose; or (iv) persons concerned with the formation, business or affairs of the company have, in connection with it, acted fraudulently or dishonestly.

Reorganizations, Mergers and Extraordinary Transactions

Under the BCBCA, various extraordinary corporate transactions, including any: amalgamation; continuance to another jurisdiction; sale, lease or exchange of all or substantially all the property of the company, liquidation and dissolution of the company; changes to the authorized share structure, or reduction of the capital of the company for a class or series of shares, must be passed by way of special resolution. In certain cases, an action that prejudices, adds restrictions to or interferes with a right or special right attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected, by special resolution. See “- Shareholder Resolution Approvals”.

Subject to applicable securities laws, which may impose certain tender offer requirements, under the BCBCA, arrangements with shareholders, creditors and other persons are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

Dissent and Appraisal Rights

Under the BCBCA, the shareholders of a British Columbia company have the right to dissent in respect of a resolution: (i) to alter its articles to alter the restrictions, if any, on the powers of the company or the business carried on by the company, (ii) to approve certain mergers, (iii) to approve an arrangement, the terms of which permit dissent, (iv) to continue the company into another jurisdiction or (v) to sell, lease or otherwise dispose of all or substantially all of the company’s undertaking. Dissent may also be permitted in respect of any other resolution if authorized by such resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances. A shareholder who dissents in accordance with the BCBCA is entitled to be paid the fair value of their shares by the company.

Compulsory Acquisition

The BCBCA provides a right of compulsory acquisition for an offeror that acquires 90% of a company’s securities pursuant to a take-over bid or issuer bid. Specifically, the BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. The BCBCA also provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a security holder who did not accept the original offer may require the offeror to acquire the security holder’s securities on the same terms contained in the original offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Transferability of Shares

Unless the articles of a BCBCA company contain restrictions on the transfer of shares, under the BCBCA, shares are presumed to be freely transferrable. The Articles do not contain any restriction on the transfer of shares. However, the Partnership, as the sole holder of the Class B Shares, is a party to the 2022 Trust Agreement which provides, among other things, that the Partnership will not sell any Class B Shares, directly or indirectly, pursuant to a takeover bid at a price per share in excess of 115% of the market price of the Class A Shares or as part of a transaction involving purchases made from more than five persons or companies in the aggregate, unless a concurrent offer is made to all holders of Class A Shares. The 2022 Trust Agreement also provides that the concurrent offer must be: (i) for the same percentage of Class A Shares as the percentage of Class B Shares offered to be purchased from the Partnership; (ii) at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Shares; and (iii) on the same terms in all material respects as the offer for the Class B Shares. These provisions in the 2022 Trust Agreement also apply to any transaction that would be deemed an indirect offer for the Class B Shares under applicable takeover bid legislation in Canada. Additionally, the Partnership agrees to prevent any person or company from carrying out a direct or indirect sale of Class B Shares in contravention of the 2022 Trust Agreement.